Exhibit 10.5

RETENTION AND CONSULTING AGREEMENT

This RETENTION AND CONSULTING AGREEMENT (“Agreement”) is entered into as of March 18, 2025 (“Effective Date”), by and HOF Village Newco, LLC (“HOF Newco”) and Hall of Fame Resort & Entertainment Company (“Hall of Fame Resort”) (Hall of Fame Resort, together with HOF Newco, the “Company”), on the one hand, and Michael Crawford (“Crawford”), on the other hand. The Company and Crawford are referred to separately herein as a “Party” and collectively as the “Parties.”

Recitals

A. As of the Effective Date, Crawford is employed by the Company as President and Chief Executive Officer pursuant to that Amended and Restated Employment Agreement by and among the Parties dated November 22, 2022, as amended by Amendment to Amended and Restated Employment Agreement, effective May 1, 2023, between the Company and Crawford (as amended, the “Employment Agreement”).

B. Crawford has notified the Company that he desires to resign his employment with the Company.

C. The Parties have agreed that Crawford’s resignation will be effective on the Employment Termination Date (as defined below) and that Crawford will thereafter provide consulting services upon the terms and subject to the conditions set forth in this Agreement to ensure an orderly transition of his responsibilities after the Employment Termination Date.

Agreement

In consideration of the recitals set forth above, which are incorporated by reference herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EMPLOYMENT TERMINATION; RETENTION BONUS

A. Employment Termination.

i. Crawford’s employment shall continue until May 18, 2025 (hereinafter the “Employment Termination Date”).

ii. Crawford agrees and acknowledges that Crawford’s termination of employment on the Employment Termination Date and pursuant to this Agreement does not constitute termination without Cause under Section 3.2(a)(ii) of the Employment Agreement, and accordingly, waives and releases any claim for compensation and benefits under Section 3.3(b).

iii. Crawford further acknowledges and agrees that Crawford’s termination of employment on the Employment Termination Date and/or any changes to his job responsibilities between the Effective Date and the Employment Termination Date shall not constitute Good Reason to resign his employment pursuant to Section 3.2(b)(i) of the Employment Agreement, and accordingly, Crawford hereby waives and releases any claim for compensation and benefits under Sections 3.3(b) and 3.3(c) of the Employment Agreement.

iv. Nothing in this Agreement limits the Company’s right to immediately terminate Crawford’s employment with Cause pursuant to the Employment Agreement.

v. Any outstanding but unvested equity awards shall continue to vest subject to the vesting schedule in effect on the Effective Date through the Employment Termination Date.

vi. Upon the Employment Termination Date, Crawford shall be deemed to have resigned from the Board of Directors of Hall of Fame Resort and from any offices or positions related to Hall of Fame Resort or any of its subsidiaries or affiliates, including, but not limited to, HOF Newco. If requested by Hall of Fame Resort, Crawford shall sign and deliver to Hall of Fame Resort resignation letters stating substantially the same.

B. Retention Bonus.

i. In addition to continuing to pay Crawford his Annual Base Salary (as defined in the Employment Agreement) through the Employment Termination Date, the Company shall pay Crawford a retention bonus equal to $300,000.00 (the “Retention Bonus”), subject to applicable withholdings and deductions.

ii. The Retention Bonus represents an amount equal to: (1) an agreed-upon payment of $227,000 for Crawford’s agreement to remain employed by the Company through the Employment Termination Date; and (2) $73,000 for the agreed-upon value of unused vacation accrued as of the Effective Date pursuant to the Employment Agreement.

iii. The Retention Bonus shall be paid in three (3) equal monthly installments on March 31, April 30, and May 31, 2025; provided, however, that any unpaid portion of the Retention Bonus shall be immediately due and payable on the next regularly scheduled payroll date after the Employment Termination Date.

C. Release Condition. No sooner than the Employment Termination Date, and no later than fourteen (14) days after the Employment Termination Date, Crawford shall execute and deliver to the Company an effective and irrevocable general release and waiver of claims that releases the Company and all of its related entities, affiliates, investors, owners, and employees from, and promises not to sue them for, all claims and liabilities arising on or before the date Crawford signs the release, including claims related to Crawford’s employment with and separation from the Company, in the form of Exhibit A attached to the Employment Agreement with such changes as may be necessary under applicable law that are necessary to conform the release to the circumstances of this Agreement, or as otherwise agreed to by the Parties (the “Release Condition”). If Crawford does not satisfy the Release Condition, Crawford shall repay to the Company the full amount of the Retention Bonus previously paid to Crawford no later than thirty (30) days after written demand of such repayment.

D. Except as expressly provided herein, until the occurrence of the Employment Termination Date, the terms and conditions of the Employment Agreement remain in full force and effect.

2. CONSULTING SERVICES

A. Commencing on the first day following the Employment Termination Date and continuing until August 18, 2025 (such period referred to as the “Consulting Period”), Crawford shall provide the services described in Appendix A to this Agreement (the “Services”).

B. Crawford shall provide the Services in accordance with the specifications described in Appendix A (the “Specifications”).

C. During the Consulting Period, Crawford shall have no power or authority to execute any contract or agreement for or on behalf of the Company, or otherwise create or incur any obligations on the part of the Company, without the prior written authorization of the Company.

D. Effective upon the commencement of the Consulting Period, this Agreement terminates, supersedes and replaces the Employment Agreement, which will be of no further force or effect, except that the covenants set forth in Section 4 of the Employment Agreement shall remain in full force and effect according to their terms.

3. COMPENSATION

A. As compensation for the Services, the Company shall provide the compensation described in Appendix A.

B. Upon the commencement of the Consulting Period, the Company will not provide unemployment insurance or workers’ compensation insurance for Crawford.

C. Upon the commencement of the Consulting Period, the Company will not withhold from Crawford’s compensation any amounts for taxes of any kind and Crawford shall be obligated to pay any and all applicable federal and state income taxes as well as any other required amounts (collectively, “Taxes”) on any monies paid to him during the Consulting Period pursuant to this Agreement. Crawford agrees to indemnify the Company for any claims, costs, losses, fees, penalties, interest or damages suffered or incurred by the Company due to Crawford’s failure to pay Taxes as required by this Section 3(C).

D. Crawford understands that all compensation paid during the Consulting Period will be reported to the Internal Revenue Service on Form 1099 and not Form W-2.

E. Following the Employment Termination Date, Crawford shall not be entitled to receive any employment benefits from the Company and shall not be eligible to participate in any benefit programs that the Company currently provides or may someday provide for its employees, including but not limited to vacation, paid holidays, sick leave, health insurance, life insurance, pension or retirement plans, disability programs, or other benefits, benefit plans or benefit programs.

F. The Company shall reimburse Crawford for all reasonable out-of-pocket expenses incurred by Crawford in providing the Services, including transportation, meals, mileage and hotels when out-of-town travel is required.

G. Crawford shall invoice the Company for the Services on a monthly basis. The Company shall pay Crawford within thirty (30) business days after its receipt of such invoice.

4. INDEPENDENT CONTRACTOR STATUS

A. Crawford shall, at all times during the Consulting Period, be an independent contractor. Crawford shall not be an employee, partner or joint venturer of the Company, nor shall Crawford have any relationship with the Company other than that of independent contractor.

B. Crawford shall determine the method, means and details of performing the Services.

C. The Company shall not be responsible for providing any training to Crawford in how to perform the Services.

D. Crawford may provide services to other persons or entities during the term of the Consulting Period and is not required to work exclusively for the Company; provided, however, that Crawford must comply with the requirements of Section 4 of the Employment Agreement and Section 6 of this Agreement and any other contractual provision or applicable law regarding the protection of trade secrets, confidential information, or the like.

5. TERMINATION

A. This Agreement will terminate on August 18, 2025, unless extended or earlier terminated as provided in this Section 5 (the “Consulting Termination Date”). The Consulting Period may be extended only by a written agreement signed by the Parties.

B. This Agreement may be terminated for Cause at any time by a Party upon written notice to the other Party. As used herein, “Cause” for termination (i) by the Company shall mean Crawford’s (a) material breach of this Agreement that is not cured within five (5) business days after written notice of such breach or (b) commission of, or arrest and conviction for (including plea of guilty or no contest to) any felony or any crime involving dishonesty and (ii) by Crawford shall mean the Company’s material breach of this Agreement that is not cured within five (5) business days after written notice of such breach.

6. COVENANTS

A. Acknowledgments. Crawford has been provided and during the Consulting Period will continue to be provided with the Company’s trade secrets and confidential or proprietary information, including but not limited to information related to (a) reports, pricing, selling, purchasing, and pricing procedures, and financing methods of the Company, and any specific and proprietary techniques utilized by the Company in designing, developing, testing, or marketing its products or in performing services for clients, customers, and accounts of the Company; (b) the business plans and financial statements, reports, and projections of the Company; (c) identities, addresses, contact persons, purchasing habits, and all other information related to the Company’s customers, clients, and investors, purchasers, lenders, or any other confidential information relating to or dealing with the business operations or activities of the Company; and (d) information concerning the licenses, permits, or other authorizations relevant to the Company’s business, made known to Crawford or acquired by Crawford during the course of the Consulting Period (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information or materials (a) that was or becomes generally available to the public other than as a result of breach of this Agreement by Crawford or (b) which Crawford had in his possession prior to disclosure by the Company or (c) receives from a third party who, to Crawford’s knowledge after reasonable inquiry, is not bound by a duty of confidentiality to the Company. Crawford acknowledges that the Company takes reasonable steps to protect its Confidential Information and to prevent disclosure of its Confidential Information to the public. Moreover, Crawford acknowledges that during the Consulting Period, Crawford has been and will continue to be put in a position of trust and confidence with the Company’s customers, employees, investors, advisors and consultants. Crawford agrees and acknowledges, therefore, that it is fair and reasonable for the Company to take steps necessary to protect its Confidential Information; protect against the risk of misappropriation of such Confidential Information; and protect the Company’s relationship with its customers, employees, investors, advisors and consultants.

B. Protection of Confidential Information.

i. Crawford’s Use of Confidential Information. To protect the Company’s Confidential Information, Crawford hereby covenants and agrees that Crawford will at all times hold the Confidential Information in confidence, will take all reasonable and necessary measures to prevent the disclosure of the Confidential Information, and will not use or disclose any Confidential Information, except for the benefit of the Company and to authorized representatives of the Company, to professional advisors (including without limitation attorneys, accountants, and financial advisors), or except as required by any governmental, regulatory, or judicial authority.

ii. Confidential Information Is Property of the Company. Crawford acknowledges that all Confidential Information is and shall remain the sole, exclusive, and valuable property of the Company and that Crawford has and shall acquire no right, title, or interest therein. Any and all printed, typed, written, or other material that Crawford may have or obtain with respect to Confidential Information shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request by the Company, be promptly delivered by Crawford to the Company.

C. Non-Competition and Non-Solicitation of Customers and Employees.

i. Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of Crawford’s exposure to the Confidential Information of the Company and its affiliates during the Consulting Period, Crawford shall not, during the Consulting Period pursuant to this Agreement and for a period of six (6) months after termination of this Agreement by either Party for any reason, engage in Competition with the Company. “Competition” for purposes of this Section shall mean owning, operating, or otherwise providing services to a pro sports themed destination resort that includes entertainment and media components.

ii. Non-Recruitment. By and in consideration of the Company’s entering into this Agreement, and in further consideration of Crawford’s exposure to the Confidential Information of the Company and its affiliates, Crawford shall not, during the Consulting Period and for a period of twelve (12) months thereafter or, if earlier, after the Consulting Period is terminated by either Party for any reason: (a) directly or indirectly hire, induce, or solicit (or assist any person or entity to hire, induce, or solicit) for employment any person who is, or within twelve (12) months prior to the date of such hiring, inducement, or solicitation was, an employee of the Company or (b) induce or solicit (or assist any person or entity to induce or solicit) any person who is an employee of the Company to terminate his/her employment relationship with the Company. The foregoing does not apply to any employee who responds to any general public advertisement by Crawford or who is referred by an employment agency, so long as the advertisement or agency search was not directed towards any such employee or group of employees of the Company.

D. Independent of Breach. The Parties acknowledge and agree that the covenants in this Section 5 shall continue to remain in effect for the time periods specified in this Agreement, even in the event of an actual or alleged breach of this Agreement by the Company.

E. Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Crawford) shall restrict Crawford’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S. Securities and Exchange Commission); (d) speak with an attorney representing Crawford; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity, including receipt of a monetary reward for such activity, protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Crawford may be entitled; (h) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions; or (i) otherwise disclose information that Crawford is legally entitled to disclose pursuant to applicable law. For the avoidance of doubt, Crawford’s past, present or future exercise of any rights described in this Section 6 shall not constitute a breach of this Agreement. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

F. State-Specific Rights: In the event of any conflict between a provision of this Agreement and applicable state law, state law will govern.

7. NOTICES. All notices and other communications pursuant to this Agreement must be in writing (other than in the body of any email) and must be deemed given if delivered personally, sent by electronic mail, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return-receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 7, which will not constitute an amendment. Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date sent if confirmation of receipt is received; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after the date on which the piece of mail containing such communication is posted:

To the Company:

Hall of Fame Resort & Entertainment Company

2014 Champions Gateway, Suite 100

Canton, OH 44708

Attention: General Counsel

To Crawford:

Michael Crawford

[***************]

[***************]

8. MISCELLANEOUS

A. Severability. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall not be affected thereby and all other provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by the law.

B. Successors and Assigns. The Company and each of its successors and assigns may in its sole discretion assign this Agreement to any person or entity without Crawford’s consent. This Agreement thereafter will bind, and inure to the benefit of, the Company’s successors or assigns. Crawford shall not assign either this Agreement or any right or obligation arising under this Agreement, and any attempted such assignment shall be null and void.

C. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

D. Title and Headings. Titles and headings to sections of this Agreement are for the purpose of reference only and in no way shall limit, define or otherwise affect the provisions of this Agreement.

E. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be construed and interpreted according to the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

F. Entire Agreement. This Agreement represents the entire agreement by and among the Parties pertaining to the subject matter hereof. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by Crawford and the Company. This Agreement may be executed in one or more copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date defined above:

HOF VILLAGE NEWCO, LLC

By:	/s/ Lisa Gould
Name:	Lisa Gould
Title:	Senior Vice President of Human Resources & Information Technology
Date:	March 18, 2025

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

By:	/s/ Karl Holz
Name:	Karl Holz
Title:	Lead Independent Director
Date:	March 18, 2025

MICHAEL CRAWFORD

/s/ Michael Crawford
Michael Crawford, Individually

Date:	March 18, 2025

APPENDIX A

SERVICES, SPECIFICATIONS AND COMPENSATION

1.	Services

a.	Crawford shall provide general consulting services in connection with the management and operation of the Hall of Fame Resort as requested by the Company from time to time, up to a maximum of 10 hours per week.

b.	Crawford shall provide mentoring and guidance to any individual who is appointed by the Company’s Board of Directors as the Company’s Interim CEO.

c.	As may be reasonably requested by the Company, Crawford shall attend the meetings of potential or committed investors in, and shareholders of the Company.

2.	Specifications

a.	Crawford shall provide all Services in accordance with all applicable laws.

b.	Crawford shall provide all Services in compliance with all written policies of the Company that are applicable to non-employee service providers.

3.	Compensation. During the Consulting Period, the Company shall pay Crawford a consulting fee of $500 per hour.